U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 AMENDMENT NO. 1

                                       TO

                                   FORM 10-SB


                   GENERAL FORM FOR REGISTRATION OF SECURITIES

                  OF SMALL BUSINESS ISSUERS UNDER SECTION 12(b)

                OR 12 (g) OF THE SECURITIES EXCHANGE ACT OF 1934



                              WealthHound.com, Inc.

                              --------------------

                 (Name of Small Business Issuer in Its Charter)


             DELAWARE                                          65-0597300
             --------                                          ----------
 (State or other jurisdiction of                            (I.R.S. Employer
  incorporation or organization)                          Identification No.)



       11 Broadway, 21st and 22nd Floor, New York, New York              10004
-------------------------------------------------------------------- -----------
             (Address of Principal Executive Offices)                 (Zip Code)


                                 (212) 509-0800

                                Telephone Number

Securities to be registered under Section 12(b) of the Act: None Securities to be registered under Section 12(g) of the Act:

 Title of Each Class                              Name of Each Exchange on Which
 to be Registered                                 Each Class is to be Registered

 Common Stock, par value $0.001                          OTC Bulletin Board


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PART III

ITEM 1.       INDEX TO EXHIBITS

         (a)      Exhibits:

-------------------- -------------------------------------------------------------------------------------------------
      EXHIBIT        DESCRIPTION
      -------        -----------

-------------------- -------------------------------------------------------------------------------------------------
      2.1 (1)        Stock Purchase and Share Exchange by and among Bridgeport Communications, Inc. and WealthHound,
                     Inc., effective as of July 9, 1999
-------------------- -------------------------------------------------------------------------------------------------
      2.2 (1)        Agreement and Plan of Merger by and between WealthHound.com, Inc., a Florida corporation and
                     WealthHound.com, Inc., a Delaware corporation, dated as of September 20, 2000
-------------------- -------------------------------------------------------------------------------------------------
      2.3 (1)        Certificate of Ownership and Merger of WealthHound.com, Inc. (a Florida corporation) into
                     WealthHound.com, Inc. (a Delaware corporation), effective as of October 20, 2000
-------------------- -------------------------------------------------------------------------------------------------
      2.4 (1)        Articles of Merger of WealthHound.com, Inc., a Florida corporation and WealthHound.com, Inc., a
                     Delaware corporation effective as of October 20, 2000
-------------------- -------------------------------------------------------------------------------------------------
      2.5 (1)        Merger Agreement by and among WealthHound.com, Inc. and WealthHound Securities, Inc., on the
                     one hand, and WAP, Inc. and Wolf A. Popper, on the other hand, dated as of August 29, 2000
-------------------- -------------------------------------------------------------------------------------------------
      3.1 (1)        Certificate of Incorporation of WealthHound.com, Inc.
-------------------- -------------------------------------------------------------------------------------------------
      3.2 (1)        Certificate of Amendment of the Certificate of Incorporation of WealthHound.com, Inc.
-------------------- -------------------------------------------------------------------------------------------------
      3.3 (1)        By-laws of WealthHound.com, Inc.
-------------------- -------------------------------------------------------------------------------------------------
      4.1 (1)        Specimen Certificate of the Company's common stock
-------------------- -------------------------------------------------------------------------------------------------
     10.1 (1)        2000 Stock Option Plan
-------------------- -------------------------------------------------------------------------------------------------
     10.2 (1)        Form of Stock Option Plan Agreement
-------------------- -------------------------------------------------------------------------------------------------
     10.3 (1)        Form of  Subscription Agreement
-------------------- -------------------------------------------------------------------------------------------------
     10.4 (1)        Form of  8% Convertible Note
-------------------- -------------------------------------------------------------------------------------------------
     10.5 (1)        Form of Stock Purchase Warrant
-------------------- -------------------------------------------------------------------------------------------------
     10.6 (1)        Private Equity Line of Credit Agreement by and among certain investors and WealthHound, dated as of July 3, 2000
-------------------- -------------------------------------------------------------------------------------------------
     10.7 (1)        Form of  Equity Line Stock Purchase Warrant
-------------------- -------------------------------------------------------------------------------------------------
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-------------------- -------------------------------------------------------------------------------------------------
      EXHIBIT        DESCRIPTION
      -------        -----------
-------------------- -------------------------------------------------------------------------------------------------
     10.8 (1)        Registration Rights Agreement among WealthHound and certain investors, dated as of July 3, 2000
-------------------- -------------------------------------------------------------------------------------------------
     10.9 (1)        Common Stock Purchase Warrant, dated November 2, 2000
-------------------- -------------------------------------------------------------------------------------------------
     10.10 (1)       Form of Convertible Note
-------------------- -------------------------------------------------------------------------------------------------
     10.11 (1)       Warrant Modification Agreement, dated November 2, 2000
-------------------- -------------------------------------------------------------------------------------------------
     10.12 (1)       Warrant Modification Agreement (Equity Line), dated November 2, 2000
-------------------- -------------------------------------------------------------------------------------------------
     10.13 (1)       Purchaser Agreement, dated November 2, 2000
-------------------- -------------------------------------------------------------------------------------------------
     10.14 (1)       Services Agreement between WealthHound.com, Inc. and RichMark Capital Corporation, dated as of
                     September 1, 2000
-------------------- -------------------------------------------------------------------------------------------------
     10.15 (1)       Website Linking and Data Services Agreement between News Alert, Inc. and WealthHound.com, dated as of August 1, 1999
-------------------- -------------------------------------------------------------------------------------------------
     10.16 (1)       Lease between Braun Management, Inc. and WealthHound, Inc., dated December 28, 1999, relating to 11 Broadway, New York, New York.
-------------------- -------------------------------------------------------------------------------------------------
     21.1 (1)        Subsidiaries of the Company
-------------------- -------------------------------------------------------------------------------------------------
     27.1 (1)        Financial Data Schedule
-------------------- -------------------------------------------------------------------------------------------------

----------------------------
(1) Filed herewith.


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
ITEM 2.       DESCRIPTION OF EXHIBITS

      EXHIBIT        DESCRIPTION
      -------        -----------
      2.1 (1)        Stock Purchase and Share Exchange by and among Bridgeport Communications, Inc. and WealthHound,
                     Inc., effective as of July 9, 1999
      2.2 (1)        Agreement and Plan of Merger by and between WealthHound.com, Inc., a Florida corporation and
                     WealthHound.com, Inc., a Delaware corporation, dated as of September 20, 2000
      2.3 (1)        Certificate of Ownership and Merger of WealthHound.com, Inc. (a Florida corporation) into
                     WealthHound.com, Inc. (a Delaware corporation), effective as of October 20, 2000
      2.4 (1)        Articles of Merger of WealthHound.com, Inc., a Florida corporation and WealthHound.com, Inc., a
                     Delaware corporation effective as of October 20, 2000
      2.5 (1)        Merger Agreement by and among WealthHound.com, Inc. and WealthHound Securities, Inc., on the
                     one hand, and WAP, Inc. and Wolf A. Popper, on the other hand, dated as of August 29, 2000
      3.1 (1)        Certificate of Incorporation of WealthHound.com, Inc.
      3.2 (1)        Certificate of Amendment of the Certificate of Incorporation of WealthHound.com, Inc.
      3.3 (1)        By-laws of WealthHound.com, Inc.
      4.1 (1)        Specimen Certificate of the Company's common stock
     10.1 (1)        2000 Stock Option Plan
     10.2 (1)        Form of Stock Option Agreement
     10.3 (1)        Form of  Subscription Agreement
     10.4 (1)        Form of  8% Convertible Note
     10.5 (1)        Form of Stock Purchase Warrant
     10.6 (1)        Private Equity Line of Credit Agreement by and among certain investors and WealthHound, dated as of July 3, 2000
     10.7 (1)        Form of  Equity Line Stock Purchase Warrant
     10.8 (1)        Registration Rights Agreement among WealthHound and certain investors, dated as of July 3, 2000
     10.9 (1)        Common Stock Purchase Warrant

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

     10.10 (1)       Form of Convertible Note
     10.11 (1)       Warrant Modification Agreement
     10.12 (1)       Warrant Modification Agreement (Equity Line)
     10.13 (1)       Purchaser Agreement
     10.14 (1)       Services Agreement between WealthHound.com, Inc. and RichMark Capital Corporation, dated as of
                     September 1, 2000
     10.15 (1)       Website Linking and Data Services Agreement between News Alert, Inc. and WealthHound.com, dated as of August 1, 1999
     10.16 (1)       Lease between Braun Management, Inc. and WealthHound, Inc., dated December 28, 1999, relating to 11 Broadway, New York, New York.
     21.1 (1)        Subsidiaries of the Company
     27.1 (1)        Financial Data Schedule

--------------------------
(1)  Filed herewith.

                                   SIGNATURES

         In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                     WealthHound.com, Inc.

                                                     (Registrant)



Date: November 15, 2000

                                                     /s/ Michael D. Farkas
                                                     ---------------------------
                                                     By: Michael D. Farkas
                                                     Chairman and CEO

Date: November 15, 2000

                                                     /s/ Robert A. Schechter
                                                     ---------------------------
                                                     By: Robert A. Schechter
                                                     Corporate Secretary